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                     May 19, 2023

       E. Scott Crist
       Chief Executive Officer
       Industrial Tech Acquisitions II, Inc.
       5090 Richmond Ave., Suite 319
       Houston, Texas 77056

                                                        Re: Industrial Tech
Acquisitions II, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 10,
2023
                                                            File No. 00141213

       Dear E. Scott Crist:

              We have completed our targeted review of the above filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Richard Anslow, Esq.